Exhibit 10.7

AMENDMENT TO ARRANGEMENT AGREEMENT

This Amending Amendment is made as of July 26, 2007 by and among ONEPAK GLOBAL CORPORATION, a company incorporated under the laws of Canada (“OPG”), ONEPAK, INC., a company incorporated under the laws of Nevada (“OP”) and CITRINE HOLDINGS LIMITED, a company incorporated under the laws of British Columbia (“Citrine”).

WHEREAS:

A. OPG, OP, and Citrine are parties to an Arrangement Agreement (the “Arrangement Agreement”) dated as of May 15, 2007 made pursuant to a certain letter of intent dated June 6, 2006 (the “Letter of Intent”) between OP and Citrine (which Letter of Intent resulted from a term sheet prepared in March 2006);

B. As contemplated in the Letter of Intent, the Arrangement Agreement set out a series of proposed transactions to be undertaken by the parties, as a result of which the business of OP would be operated through a corporation that is a reporting issuer in Canada (the “Letter of Intent Objectives”);

C. Further to the Letter of Intent and with a view to achieving the Letter of Intent Objectives, the parties entered into the Arrangement Agreement which provided that the parties would implement and complete a Plan of Arrangement;

D. The Plan of Arrangement is required by law to be approved by an order of the Ontario Superior Court of Justice;

E. The parties applied to the Ontario Court of Justice for an order approving the Plan of Arrangement; however such order was not granted;

F. The parties have determined to complete and implement the Letter of Intent Objectives, OP has determined to prepare and file a prospectus in Ontario to become a reporting issuer, as well as to prepare and file an application for listing on the Canadian Trading and Quotation System Inc.; and

G. The parties now wish to amend the Arrangement Agreement as hereinafter set forth in order to mutually confirm and agree that the Letter of Intent Objectives will be fulfilled through OP becoming a reporting issuer in Ontario with a listing on the CNQ, notwithstanding that the Plan of Arrangement will not be completed.

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained, and the continued and further development of the relationship between the parties, the parties hereby agree that upon execution, this Amending Agreement will supersede and replace the Arrangement Agreement, and will contain the following terms and conditions:

1. The parties agree that all capitalized terms used but not defined in this Amending Agreement shall have the respective meanings set forth in the Arrangement Agreement.

2. The parties agree that all parties have fulfilled their substantive obligations under the Letter of Intent and the Arrangement Agreement to the fullest extent possible. In particular, the parties acknowledge that, consistent with the spirit of the Letter of Intent, the Letter of Intent Objectives and the Arrangement Agreement. Citrine has provided OP with such business formation and development assistance, human resource services (including assistance in locating and retaining the Company’s current Chief Financial Officer and marketing consultant) and assistance with the creation of initial investor relations programs and measures as was necessary and appropriate to complete the Letter of Intent Objectives.

3. In connection with OP becoming a reporting issuer in Ontario and in satisfaction of OP’s obligations under the Letter of Intent to cause Citrine to receive 12% of the issued and outstanding shares of OP, on a fully diluted basis. OP undertakes and agrees that it will issue to Citrine a number of common shares of OP (the “Shares”) equal to approximately 12% of the issued and outstanding shares of OP on a fully diluted basis, which issuance will be made at a time determined by the management of OP in its sole discretion and which number of common shares is currently estimated to be 3,163,893.

4. Upon receipt of the Shares, Citrine agrees that it will promptly distribute the Shares to the holders of its issued and outstanding common shares, pro rata based on the number of shares held by them, as a dividend.

5. Each party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give such further assurances as shall be necessary or appropriate in connection with the performance of this Amending Agreement.

6. No alteration, amendment, modification or interpretation of any provision of this Amending Agreement shall be binding unless in writing and executed by each of the parties hereto.

7. Any notice, commitment, election, consent or other communication required or permitted to be given hereunder by either party hereto to the other party, in any capacity (hereinafter called a “Notice”) shall be in writing and shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, telefaxed or delivered, to the address of such other party hereinafter set forth:

If to OP:	56 Main Street. 2nd Floor Orleans MA 02653
Attention: Steven V. Andon Fax Number: 781-998-0335

If to OPG or Citrine:	PO Box 178.9 Wild Rose Lane
New Castle, NH 03854 USA Attention: Philip G. Baker
Fax Number: 603 431 1415

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or to such substitute address as such party may from time to time direct in writing, and any such Notice shall be deemed to have been received, if mailed, on the date noted on the return receipt, if telefaxed, on the first business day after the date of transmission, and if delivered, upon the day of delivery.

9. This Amending Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

10. This Amending Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the Province of Ontario, Canada.

11. This Amending Agreement shall enure to and be binding upon the parties hereto and their respective successors and assigns.

12. If one or more provisions of this Amending Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining terms or provisions hereof shall not be affected or impaired by reason thereof.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties have each caused this Amending Agreement to be signed and delivered by their duly authorized representatives as of the date first written above.

ONEPAK, INC.

By:
	Name:	Steven V. Andon
	Title:	President

ONEPAK GLOBAL CORPORATION

By:
	Name:	Steven V. Andon
	Title:	President

CITRINE HOLDINGS LIMITED

By:
	Name:	Philip G. Baker
	Title:	Chairman

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LETTER OF INTENT BETWEEN

CITRINE HOLDINGS LIMITED

&

ONEPAK, INC.

CITRINE HOLDINGS LIMITED

1708-1166 Albernie Street

Vancouver, British Columbia, V6E 3Z3 Canada

Tel: CDN-604 687 3603; US: 603 431 1415

E-mail: nb_inc@telus.net & pgbaker@comcast.net

June 06, 2006	STRICTLY CONFIDENTIAL

Mr. Steven V. Andon

President & CEO

OnePak, Inc

502 East John Street

Room E, PMB 2178

Carson City, Nevada 98706

E-mail: Steve Andon@OnePak.com

Dear Mr. Andon:

Re:	Plan of Arrangement, and Public Listing, of Successor to OnePak, Inc.

Further to our various discussions to date, the following shall constitute a binding letter of intent (The “Letter of Intent”) between Citrine Holdings Limited, a British Columbia corporation, whose address is 1708-1166 Albernie Street, Vancouver, British Columbia, V6E 3Z3 Canada (“Citrine”, “We”, or Us) OnePak, Inc., a Nevada, USA corporation, whose address is 502 East John Street. Room E PMB 2178, Carson City, NV 98706 (“OnePak”, “You”, or “Your”) with respect to a series of proposed actions (collectively, the “Proposed Transaction”) involving a simultaneous prospectus and plan of arrangement filing under the Company Act, of British Columbia and/or Ontario,, Canada, on terms and conditions set out herein together with such other changes and conditions as may be agreed to by the parties, in writing, hereto, (the “Arrangement”) whereby the OnePak shareholders (the “OnePak Shareholders”) will exchange their OnePak shares for the shares of a newly incorporated company (“Newco”), a wholly owned subsidiary of Citrine, formed for this special purpose by Citrine. As a result, of this share exchange (the “Share Exchange”) Newco will (i) acquire all of the common shares of OnePak in exchange for the majority of the shares of Newco, and will (ii) obtain a direct listing of its shares on the Canadian Trading and Quotation System Inc (the “CNQ”), as a free-standing, independent company, through the auspices of Citrine Although the OnePak Shareholders will own their shares of Newco individually, when calculated and added together, they shall constitute the largest shareholder position in Newco with the balance of Newco’s shares being held by the shareholders of Citrine. (See Schedule “C” attached).

The parties hereto acknowledge that the provisions set forth in this Letter of Intent are binding and is the basis for the delineation of the remaining terms of the final documentation respecting the Arrangement (the “Arrangement Agreement”) pertaining to the transactions contemplated herein.

SVA

PGB

OnePak/Citrine Letter of Intent
June 06, 2006

If acceptable to You, as indicated by Your duly authorized signature hereon, upon delivery of this letter of Intent to Citrine, together with payment of a retainer as set forth in Section 4, and Schedule “D” hereof, we will proceed to with the steps set forth in this Letter of Intent, including the preparation of the Arrangement Agreement which, upon execution, will supersede and replace this Letter of Intent, and will be based on the following terms and conditions:

1.	Definitions. Any capitalized terms used herein and not otherwise expressly defined shall have the meanings set out in the attached Schedule “A”.

2.	No Finder’s Fee Obligations. There are no middlemen, finders, or brokers involved in the Proposed Transaction, or in the introduction of OnePak to Citrine, and accordingly there are no finder’s or broker’s fees due to any middlemen, finders, or brokers from either of the Parties.

3.	Transactions of Citrine.

3.1.	As soon as practicable after execution hereof, Citrine shall, with the assistance of OnePak, take such steps as may be reasonably be necessary to commence such due-diligence to obtain an indication of preliminary interest of the Proposed Transaction by the CNQ (“Preliminary Indication of Interest”) and thereafter, upon completion of final due diligence reviews and completion of such other conditions as Citrine and legal counsel for the Proposed Transaction may specify, final approval of the applicable Canadian Provincial Securities Commission (the “Commission”) of the Proposed Transaction arid listing of the common shares of Newco, as constituted after completion of the Proposed Transaction on the CNQ

3.2.	Citrine shall make its best reasonable commercial efforts to complete each step of the Proposed Transaction, contemplated to be completed by it hereunder, subject to receipt of the applicable Approvals and completion of the relevant Conditions provided for herein.

4.	Transactions of OnePak.

4.1.	Simultaneously with the execution and delivery of this Letter of Intent, submit to Citrine contemporaneously dated check or wire transfer, in the amount of $50,000, made payable to Citrine, which Citrine shall deposit in an escrow account established especially for this purpose and from which the amounts shown in the Public Listing Budget as set forth in Schedule “B”, hereof.

4.2.	Sixty (60) days from the date of execution and delivery of this Letter of Intent, submit a second check, or wire transfer, in the amount of S25,000, , and subsequent payments as set forth in Schedule “B”, hereof, made payable to Citrine all of which Citrine shall deposit in an escrow account established especially for this purpose and, from which, the amounts shown in the Public Listing Budget as set forth in Schedule “B”, hereof, shall be expended by Citrine, adjusted as necessary, in Citrine’s sole judgment.

4.3.	As soon as practicable after execution hereof, OnePak shall enter into good faith negotiations with Citrine to settle the terms of the final Arrangement Agreement to enter into a plan of arrangement under the Company Act on the terms described herein (the Arrangement”)

4.4.	After completion of the actions contemplated in 4.1, 4.2, and 4.3, above, OnePak shall:

4.4.1.	enter into the Arrangement Agreement and deliver same to Citrine for further execution by Citrine and Newco, upon receipt by (Citrine of assurances which are satisfactory to it that the preliminary interest (the “Preliminary Interest”) has been, or will, be granted by the CNQ; and

SVA

PGB

OnePak/Citrine Letter of Intent
June 06, 2006

4.4.2.	cause to have prepared, at its own expense, OnePak financial statements prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) for the two prior completed fiscal years of OnePak, together with unaudited financials for any stub period, and deliver same to Citrine.

4.4.3.	cause to have prepared, at its own expense, audited financial statements with opinions, by a Chartered Accountant or Certified Public Accountant authorized to supply such opinions for public companies in both Canada and the United States.

5.	Due Diligence.

5.1.1.	OnePak shall prepare, and Citrine shall review. OnePak’s business plan, which shall include such additional information as may be required by Citrine, and by the CNQ under CNQ Listing Policies, and promptly deliver same to Citrine; and

5.1.2.	cause each of the proposed Newco directors and senior officers who are not currently directors and officers of Citrine, to prepare CNQ Form 3 Personal Information Forms and Disclosure Forms promulgated by appropriate federal and provincial authorities, and deliver same to Newco legal counsel for filing with the CNQ in order to complete background checks.

6.	Preliminary Transactions of Citrine.

6.1.	As soon as practicable after the execution of this Agreement, Citrine shall, in accordance with, and subject to, the terms and conditions set out herein:

6.1.1.	enter into good faith negotiations with OnePak to settle the terms of the Arrangement Agreement,

6.1.2.	review and advise OnePak concerning the OnePak business plan required hereunder;

6.1.3.	promptly, after receipt of the OnePak business plan (with such changes as may be agreed upon by the parties), together with a draft of the Arrangement Agreement, as well as such other preliminary documents and information as it may, upon advice of its legal counsel, reasonably required, file copies of such documents with the CNQ for preliminary vetting and comment;

6.1.4.	as soon as practicable, subject to receipt of such of the foregoing documents as it deems necessary, arrange for a pre-filing conference with senior staff at the CNQ to discuss the principal aspects of the Proposed Transactions (the “Pre-filing Meeting”); and

6.1.5.	use its best and commercially reasonable efforts, at and after the Pre-filing Meeting, to secure the following consents or confirmations (the “Pre-filing Approvals”):

6.1.5.1.	consent of the CNQ to proceed with the Arrangement on the terms comtemplated herein or such other terms as may be acceptable to the CNQ and Citrine,

SVA

PGB

OnePak/Citrine Letter of Intent
June 06, 2006

6.1.5.2.	confirmation from CNQ staff, satisfactory to Citrine, that the materials filed will be sufficient to permit Citrine to proceed with the Arrangement on the terms contemplated without the requirement for an extended trading half of Citrine’s shares on the CNQ or the imposition of other conditions which Citrine deems unacceptable, and

6.1.5.3.	confirmation that such waivers, consents, and approvals as Citrine may reasonably stipulate will likely be available for the purposes of its seeking Securities Commission and CNQ approval of the Arrangement.

6.2.	subject to receipt of the Pre-filing Approvals, Citrine shall

6.2.1.	arrange for the incorporation of Newco for the purposes set forth herein;

6.2.2.	complete such transactions and actions relating to its affairs other than the Proposed Transactions as may necessary to permit it to proceed with the transactions contemplated herein; and

6.2.3.	arrange, with the cooperation and assistance of OnePak, for one or more Brokers to trade Newco shares completion of the Arrangement and approval of the Listing.

7.	Terms of Arrangement.

7.1.	Subject to receipt of the Pre-filing Approvals, Newco, Citrine and OnePak will execute and deliver the Arrangement Agreement and Citrine will thereafter file same with the applicable Securities Commission and the CNQ, and publicly announce the principal terms of same.

7.2.	Under the terms of the Arrangement, on the Effective Date

7.2.1.	The shareholders of Citrine will transfer each of their Citrine shares to Citrine, in exchange for:

7.2.1.1.	Citrine Class “A” Common Shares on a one-for-one basis (the “Citrine Share Exchange Ratio”); and

7.2.1.2.	Newco Common Shares, at a ratio providing Citrine with not less than a number of shares equaling twelve (12) percent of the Fully-Diluted, Post-Arrangement, Post-Money shares issued by Newco, at the time of the closing of the Proposed Transaction (the “Citrine/Newco Shares Exchange Ratio”) (See Schedule “C”);

7.2.2.	The shareholders of OnePak will transfer all of their OnePak shares into shares of either:

7.2.2.1.	Newco, in exchange for Newco shares at the OnePak Shares Exchange Ratio; or

7.2.2.2.	OnePak, in exchange for OnePak Exchangeable Preferred Shares, each of which is convertible into one Newco share, at the OnePak Share Exchange Ratio;

7.3.	Newco will obtain a listing of its common shares on the Exchange, and at the conclusion of the Proposed Transaction OnePak will be a one-hundred (100) percent owned subsidiary of Newco (after conversion of the Exchangeable Preferred Shares), with Newco’s shares held by former shareholders of OnePak and Citrine.

SVA

PGB

OnePak/Citrine Letter of Intent
June 06, 2006

8.	Steps to Effect Arrangement. The parties to the Arrangement Agreement shall effect the Arrangement by completing the following steps, with such amendments or modifications as may be agreed upon by the parties and their respective legal counsel:

8.1.	Through legal counsel, Citrine will obtain preliminary consent of the Securities Commission and the CNQ to proceed with the Arrangement and to distribute the proposed information circular and proxy materials to its shareholders (the “Preliminary Approvals”);

8.2.	Citrine, Newco and OnePak will apply to the Court for a preliminary order calling shareholder meetings to approve the Arrangement (the “Preliminary Order”);

8.3.	Citrine and OnePak Shareholders will each hold a shareholders meeting to approve the Arrangement and Citrine and OnePak’ shareholders in their capacity as the sole shareholders of Newco, will sign a shareholder’s of consent resolution approving the Arrangement,

8.4.	Citrine, Newco and OnePak will apply to the Securities Commission for final approval to the Arrangement (the “Final Commission Approval”);

8.5.	Citrine, Newco and OnePak will apply to court a second time for final approval of the Arrangement (the “Final Order”);

8.6.	Newco and Citrine will then apply to the CNQ for the final approval for the listing of the Newco Shares effective upon completion of the Arrangement and any conditions in the Arrangement Agreement; (“Final CNQ Approval”);

8.7.	Upon receipt of Final CNQ approval, Newco and Citrine shall file a certified copy of the Final Order at the appropriate Registry of Companies whereupon the transaction will be effective;

8.8.	Citrine, Newco and OnePak will issue a joint news release (which will be filed together with a Form 27 Material Change Report with the Securities Commission) announcing completion of the transaction; and

8.9.	Upon the Arrangement becoming effective (the “Effective Date”), Newco Shares will be listed for trading on the CNQ and the Citrine Shares will, subject to the further consent of the CNQ, also continue to be listed.

9.	Approvals. The Arrangement and the obligations of the parties thereto to complete the Arrangement shall be subject to receipt of all necessary corporate, shareholder, court, and regulatory approvals, including receipt of the following (the “Approvals”):

9.1.	CNQ Pre-Filing Approvals;

9.2.	CNQ Preliminary Approvals;

9.3.	Preliminary Court Order;

SVA

PGB

OnePak/Citrine Letter of Intent
June 06, 2006

9.4.	approval of the Arrangement by special resolution of Citrine shareholders and by a majority vote of the disinterested shareholders of Citrine (as required under the Company Act);

9.5.	approval of the Arrangement by consent shareholder resolution signed by Citrine as sole shareholder of Newco:

9.6.	approval of Arrangement by special consent resolution of OnePak;

9.7.	Final CNQ Approval;

9.8.	Final Court Order;

9.9.	acceptance for filing of the Final Court Order by Citrine, and

10.	Conditions for Completion of the Arrangement.

10.1.	The obligations of OnePak, pursuant to the Arrangement Agreement, are subject to fulfillment of the following conditions on or before 4:00 p.m. (Eastern time) on the Termination Date:

10.1.1.	inspection and approval by OnePak of the terms of the Arrangement Agreement;

10.1.1.	execution of the Arrangement Agreement by all required OnePak parties; and

10.1.2.	provision by OnePak of such further representations, warranties and covenants respecting the status of OnePak, together with other matters respecting the Arrangement and the transactions contemplated herein as Citrine may reasonably request;

10.2.	The above stated conditions, as contained in Section 3, shall be for the exclusive benefit of OnePak and maybe waived, in whole or in part, by OnePak at any time.

10.3.	The obligations of Citrine and Newco pursuant to this Agreement are subject to fulfillment of the following conditions on or before 4:00 p.m. (Eastern time) on the Termination Date:

10.3.1.	inspection and approval by Citrine or its advisors of OnePak and, their assets, property, contracts and prospects;

10.3.2.	execution by all required Citrine parties of the Arrangement Agreement; and

10.3.3.	provision by OnePak of such further representations, warranties and covenants respecting the status of OnePak, its respective assets, liabilities, contracts, prospects and the business carried on by them, together such other matters respecting the Arrangement and the transactions contemplated thereunder as Citrine may reasonably request.

10.4.	The above stated conditions, as contained in Sections 4, and 5., hereof, shall be for the exclusive benefit of Citrine, and may be waived, in whole or in part, by Citrine at any time.

11.	Mutual Covenants. Subject to the terms and conditions herein,

SVA

PGB

OnePak/Citrine Letter of Intent
June 06, 2006

11.1.	OnePak shall cause its shareholders to do all things necessary to cause OnePak and its shareholders to enter into and complete the transactions contemplated to be performed by such parties, subject to fulfillment or waiver of any preconditions, to be completion of such transactions set out herein;

11.2.	Citrine shall do all things necessary to cause itself and after incorporation, Newco, to enter into and complete the transactions contemplated to be performed by such parties, subject to fulfillment or waiver of any preconditions to the completion of such transaction set out herein.

11.3.	OnePak will use its best efforts to assists and will cooperate with Citrine, in causing its shareholders to exercise any vote or other rights respecting the Shareholders interests in Newco pr, which are under their direction or control, to cause OnePak to enter into and complete the Proposed Transaction, and

11.4.	Citrine will use its best reasonably commercial efforts to enter into and complete and, upon completion of incorporation, shall cause Newco to enter into and complete the Proposed Transactions required to be completed by them hereunder.

12.	Confidentiality. Commencing upon the date of execution hereof, OnePak shall maintain as confidential any information related to Citrine, Newco, or the Proposed Transactions which Citrine may disclose to OnePak and Citrine shall maintain as confidential any information related to OnePak or the Proposed Transaction which OnePak may disclose to Citrine [other than information which, at the time of disclosure, is (i) already in such person’s possession or, (ii) thereafter becomes (other than through such person’s action or interaction) public knowledge, (the “Confidential Information”)]. OnePak, and Citrine shall use such Confidential Information only to facilitate the negotiation and completion of the Proposed Transaction, provided, however, that OnePak, and Citrine may communicate such Confidential Information to their professional advisors provided the said advisors agree to be bound by this provision, or to any directors, officers, employees, consultants or agents of OnePak, or Citrine who need such information to evaluate or complete the proposed Transactions or to enter into and perform their obligations under the Arrangement Agreement. This section 12 shall survive the termination of this Agreement.

13.	Binding Agreement. This Letter of Intent shall enure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

14.	Notices.

14.1.	Any notice or other communication between either party under this Agreement will be deemed to be properly given when in writing and delivered by hand or mailed, postage prepaid, or sent by Electronic Communication (return receipt requested) on any business day to the intended recipient at its address first written above or to such other address or person as the other party may from time to time designate by notice or if sent by Electronic Communication to such telecommunication address as the respective parties may specify. Any notice delivered on a business day will be deemed conclusively to have been effectively given on the date that notice was delivered. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labor disturbance affecting postal service, then the notice will not be effectively given unless delivered by hand or sent by Electronic Communication and receipt by the receiving party

14.2.	Any such notices given under the terms of this agreements shall be given to the following addresses:

SVA

PGB

OnePak/Citrine Letter of Intent
June 06, 2006

14.2.1.	If to OnePak:

Mr. Steven V. Andon, President & CEO

ONEPAK, INC

502 East John Street

Room E PMB 2178

Carson City, NV 98706

Telephone: 801-454-9389 Fax: 781-998-0335

E-mail: Steve Andon@OnePak.com

With Copies to:

Charles A. Andon, Director

OnePak, Inc

100 State Route 101A

Amherst, NH 03031 Telephone: 801-454-9389 Fax 781-998-0335

E-mail: Steve Andon@OnePak.com

Telephone: 801-454-9389 Fax: 781-998-0335

E-mail: Chuck.Andon@OnePak.com

14.2.2.	If to Citrine:

Mr. Nizar Y. Bhrmal, Director

CITRINE HOLDINGS LIMITED

1708-1166 Albernie Street

Vancouver, British Columbia, V6E 3Z3 Canada

Telephone: 604 687 3603 Fax: 604-484-4448

E-mail: nb_inc@telus.net

With copies to:

Mr. Philip G. Baker, Director

CITRINE HOLDINGS LIMITED

POB 178

New Castle, New Hampshire 03854 USA

Tel: 603 0431 1415

E-mail: pgbbaker@comcast.net, and

Chris Irwin, Esq

Wildeboer Dellelce, LLP

Suite 810. POB 4

One Canada Place

Toronto, Ontario M5X 1A9

Canada

Telephone 416 361 2936

E-mail: CIrwin@wildlaw.ca

SVA

PGB

OnePak/Citrine Letter of Intent
June 06, 2006

15.	Early Termination

15.1.	Either Party to this Letter of Intent, may terminate this Letter of Intent, prior to the Termination Date, by giving written notice to the another Party of the occurrence of an Event of Default by the other Party.

15.2.	An Event of Default by a party shall be deemed to occur if that Party:

15.2.1.	is in breach of any covenant, obligation or warranty hereunder and such breach continues for a period of thirty (30) days after written notice thereof has been given to the defaulting party; or

15.2.2.	becomes insolvent or unable to discharge its liabilities generally as they become due, makes an assignment for the benefit of its creditors, or is made subject to a petition or other proceedings in bankruptcy.

15.3.	In the event OnePak terminates this Letter of Intent prior to the Termination Date, for any reason other than the occurrence of an Event of Default by Citrine, or a sale of OnePak to a third party other than Newco, then Citrine, shall be entitled to receive a breakup fee (the “Breakup Fee”) as liquidated damages and not a penalty, a sum of money in the amount of US $50,000.

15.4.	If (i) during the effectuation of this Letter of Intent and/or the Arrangement Agreement, (ii) at Termination of this Letter of Intent and/or the Arrangement Agreement by OnePak, or (iii) up to Three (3) years subsequent to such Termination, but prior to Newco’s public listing as anticipated by this Letter of Intent, the majority interest of OnePak is sold to a third party, other than Newco, OnePak shall pay, from the sale proceeds, at the closing of such sale, to Citrine, a sum of money equal to Twelve (12) percent of the gross valuation of OnePak, as liquidated damages and not a penalty, when sold, providing that such valuation shall include all future payments and payments based on past or future performance or any other criteria.

15.5.	In the event that OnePak commits a default which remains uncured for thirty (30) days, Citrine may, in its sole judgment, either (i) cure the default at its own expense, which shall subsequently be reimbursed by OnePak or Newco at the earliest possible time thereafter, (ii) terminate this Letter of Intent and demand and receive (a) a sum of money equal to the amount then remaining in the Escrow Account and (b) common shares of OnePak in an amount equal to Five (5) percent of the fully diluted common shares of OnePak.

15.6.	If either party hereto, is required to commence legal proceedings to enforce their respective rights hereunder, the prevailing party shall be entitled to an award equal to the actual costs of their attorney’s fees and disbursements reasonably incurred in connection therewith.

15.7.	The provisions of this section 16 shall survive the termination of this Agreement.

16.	Pre-Completion Matters and General Provisions.

16.1.	In consideration of the premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree that, upon execution of this Letter of Intent and continuing until the termination date (the “Termination Date”).

SVA

PGB

OnePak/Citrine Letter of Intent
June 06, 2006

16.1.1.	OnePak shall maintain this Letter of Intent and all information pertaining thereto in strict confidence and shall not disclose same to any person except in compliance with the confidential disclosure provisions of the Securities Act (British Columbia) unless approved in writing by Citrine;

16.1.2.	OnePak shall refrain from purchase or sale (directly or indirectly) of any securities of Citrine,

16.1.3.	OnePak and its Shareholders shall not in any manner transfer, encumber or otherwise deal with any of their interest in OnePak or the assets and rights of OnePak (except in the ordinary course of its business as now carried on by it and on an arms-length basis and for normal fair market consideration) and shall not do any other thing contrary to or in hindrance of the transactions contemplated herein without the prior written approval of Citrine. Nothing contained herein shall prevent OnePak from raising capital buy the sale of equity; and OnePak acknowledges that, as a consequence of the sale of such equity any such new equity owners shall participate in the Proposed Transaction as a shareholder of OnePak;

16.1.4.	OnePak shall not enter into, solicit or entertain any negotiations respecting the sale or disposition of any substantial portion of the assets and undertaking of OnePak or with respect to any share exchange or other transaction which would have the effect preventing or significantly limiting the Proposed Transactions other than as contemplated herein. However, if OnePak enters into an agreement to become acquired, (the “Acquisition Transaction”) Citrine shall not object to Acquisition Transaction, but Citrine shall receive a payments (the “Acquisition Transaction Fees”), in cash or shares at the option of Citrine and, in addition to any costs and breakup fees payable by OnePak under paragraph 15 hereof, payable in stock or cash, at the sole discretion of Citrine,

16.1.5.	Citrine and Citrine’s solicitors shall have full access to all corporate records and other information relevant to OnePak and the transaction contemplated herein and shall advise the solicitors for OnePak accordingly; and

16.1.6.	the parties hereto, or their permitted assigns, shall be bound by each of the provisions contained herein.

17.	This Letter of Intent shall be superseded an replaced by the Arrangement Agreement, upon execution thereof, by OnePak Citrine and Newco, subject to the obligations set out under section 11, that shall continue on the basis set out therein. Subject to written agreement of the parties otherwise, unless the parties have entered into the Arrangement Agreement by 4:00 P.M. on the Termination Date, this Letter of Intent shall cease to be effective and except as otherwise expressly provided herein, all rights and obligations of the parties hereto will terminate forthwith and absolutely, except as expressly set forth in Section 15., hereof.

18.	Time is of the essence hereof.

19.	The parties hereto shall execute such other documents and do such other things as may be reasonably necessary to give full effect to the transactions contemplated hereby

20.	This Letter of Intent contains the entire agreement between the parties relating to the subject matter of this agreement and supersedes any and all prior agreements, understanding, negotiations and discussions, whether oral or written, between the parties hereto and any be modified only by an instrument in writing signed by all parties hereto

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OnePak/Citrine Letter of Intent
June 06, 2006

21.	Notwithstanding anything herein to the contrary, no party hereto shall be deemed to be in default with respect to the performance of the terms, covenants and conditions of this Letter of Intent, if the same shall be due to any strike, lock-out, civil commotion, invasion, terrorism, rebellion, hostilities, sabotage, governmental regulations or controls, or acts of God.

22.	This Letter of Intent will be governed by and interpreted according to the laws of the province of British Columbia, Canada, and the parties hereby irrevocably agree to submit to the jurisdiction of the Courts of thereof in connection with any disputes arising hereunder and irrevocably select Vancouver, British Columbia as the proper venue for any such disputes.

23.	The waiver, by any party, of a breach of any provisions of this Letter of Intent by any other party to this Letter of Intent shall not operate or be construed as a waiver of any subsequent breach by that party.

24.	Any reference to a monetary amount, “Cash”, “dollars”, “Dollars”, or “$” (other than a specific reference to “ Canadian Dollars” or “C$”) shall be deemed to refer to the lawful currency of the United States.

25.	This Letter of Intent may be executed in as many counterparts as may be necessary, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

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OnePak/Citrine Letter of Intent
June 06, 2006

Upon receipt of Your acceptance of the foregoing terms, We will proceed expeditiously to prepare formal documentation containing the foregoing provisions and such other terms, conditions, representations and warranties as may be mutually agreeable to us.

Provided the foregoing terms are acceptable to you, please so indicate by executing and returning the enclosed duplicate original of this letter, together with your check in the amount of $50,000 made payable to Citrine as the Retainer in accordance with Section 4.1 and Schedule “D”, hereof, not later than 4 PM (Eastern Daylight time) Monday, June 6th, 2006.

Yours truly,

CITRINE HOLDINGS LIMITED

Per:
	Philip G. Baker, Chairman/CEO	Witness

Acknowledged and agreed to by OnePak, Inc., this 6th day of June, 2006.

ONEPAK, INC.

Per:
	Steve V. Andon, President/CEO	Witness

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OnePak/Citrine Letter of Intent
June 06, 2006

Schedule “A”, To Letter of Intent Among Citrine Holdings Limited and OnePak Inc.

Definitions.

Where used herein, the following terms shall have the meanings set out below

1.	“Agreement” means the Agreement between OnePak and Citrine, and formed upon execution by all parties of the Letter of Intent;

2.	“Allotted Shares” means Exchanged Shares which are allotted and entitled to be issued upon exercise of the Exchangeable Preferred Shares,

3.	“Arrangement” means a plan of arrangement under the Company Act,

4.	“BCSC” means the British Columbia Securities Commission;

5.	“Budget” means the estimated costs of completing the Arrangement including, but not limited to, legal and filing fees as set forth in Schedule “B”;

6.	“Citrine Class “A” Common Shares” means the new class of common shares to be issued by Citrine in conjunction with the Arrangement,

7.	“Citrine Share Exchange Ratio” means the agreed ratio of Citrine shares exchanged for Newco shares or Class “A” Common Shares under the Arrangement being Eighteen One Hundredths (.018) Newco Shares for One Citrine Share, (See Schedule “C” attached).

8.	“Citrine Shares” means the common shares of Citrine, as constituted prior to the Effective Date;

9.	“Citrine” means Citrine Holdings Limited a publicly traded company whose shares are listed on the CNQ,

10.	“Company Act” means the Company Act of British Columbia and/or Ontario, as amended;

11.	“Court” means the Supreme Court of British Columbia and/or Ontario;

12.	“Effective Date” means the date the Arrangement will take effect;

13.	“Electronic Communication” means the facsimile, or other means of electronic communication producing a printed copy but, for greater clarity, shall not include e-mail unless the receiving party acknowledges receipt of same in writing;

14.	“Escrow Account” means an escrow account established by Citrine for the specific purpose of disbursing the funds placed in it by from’s private placement investment into Newco;

15.	“Escrow Shares” means an Newco Shares subject to terms of the Escrow Agreement;

16.	“Exchange” or “CNQ” means the Canadian Trading and Quotation System;

17.	“Exchangeable Preferred Shares” means the preferred shares of OnePak issueable in exchange for OnePak Shares;

18.	“Exchanged Shares” means the Newco Free Trading Shares and the Escrow Shares, being the shares of Newco exchanged or allotted and authorized to be exchanged for OnePak Shares or Exchangeable Preferred Shares;

19.	“Finders Fee” means the number of shares of Newco which the Finders are entitled to receive hereunder being the maximum amount allowable under the policies and guidelines of the Commission and the CNQ;

20.	“Fully Diluted” means the total number of Newco Common shares to be outstanding upon completion of the Arrangement, taking into consideration all Common Shares presently outstanding, Common Shares derived from conversion of Series 1 Preferred Shares, any outstanding Option, and Warrants, and the Shares issueable to, Citrine, and the Finders.

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OnePak/Citrine Letter of Intent
June 06, 2006

21.	“Letter of Intent” means the binding letter of intent between OnePak, and Citrine including Schedules “A”, “B”, & “C” that are attached hereto.

22.	“Listing Policies” means the CNQ listings policies in effect on the date of this Agreement;

23.	“Newco Shares” means common shares of Newco;

24.	“Newco” means a BC or ON company to be incorporated by Citrine and to be provided to Newco, at its cost, as a wholly owned subsidiary to facilitate the proposed transaction;

25.	“ONSC” means Ontario Securities Commission;

26.	“Party or Parties” means the parties to this Letter of Intent as set forth in the first unnumbered paragraph of this Letter of Intent;

27.	“OnePak” means OnePak, Inc.;

28.	“OnePak Share Exchange Ratio” means the agreed ratio of OnePak Shares exchanged for Newco Shares under the Arrangement which shall be one to one.

29.	“OnePak Shares” means common shares of OnePak;

30.	“OnePak Shareholder” means shareholders of OnePak;

31.	“Restricted Transaction Period” has the meaning set out in section 11, hereof;

32.	“Rules” means the Securities Rules (British Columbia and/Ontario), as amended;

33.	“Securities Act” means the Securities Act (British Columbia and Ontario), as amended;

34.	“Termination Date” means 4.00 PM Eastern Daylight Time, Wednesday, December 31st 2006

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OnePak/Citrine Letter of Intent
June 06, 2006

Schedule “B”, to Letter of Intent Among Citrine Holdings Limited and OnePak, Inc.

Budget

OnePak Public Listing Budget

Item #	Item	Payee	Comment	Amount US$
1.	Legal	Canadian Legal Counsel	Counsel for transaction work includes prospectus-level disclosure document, Plan of Agreement, Joint Information Circular, Compliance review of all past financings, communication and correspondence with OnePak’s legal counsel and accountants, cross-border accountant, filings with Securities Commission, Court and CNQ.	$35,000
2.	Implementation and consulting	Citrine Holdings Limited	Prepares structures and provides Newco @ cost, guides preparation and filing of CNQ application, disclosure document, joint circular, filings, mailings, accountants, prepares structure of OnePak/Citrine/Newco relationship and ownership, Introduces legal accounting, securities broker, and investor relations professionals, assists in structuring board of directors, supervises announcement press release, and advises Newco on various aspects of operating a public company.	Retainer $25,000 Success Fee: $25,000 (Due upon CNQ listing approval.)
3.	Cross-border accounting	Cross-border CPA or CA	Prepares tax oriented plan for completion of cross-border Plan of Arrangement.	$5,000
4.	Travel & Entertainment	Citrine professionals	Citrine’s expenses of travel to and from Canada and occasional entertainment of professionals and others involved in Arrangement process.	$10,000
5.	Printing	Document and Share Certificate Printing	Printing expenses incurred at offices of Citrine, Legal Counsel, and outside printing and mailing services for Special General Meeting Circular, Joint Circular, Various Filings, and correspondence, Directors and shareholder resolutions, and Share Certificates.	$5,000
7.	Postage & Courier	Delivery services	Deliver documents, sometimes overnight, to various participants for review and execution.	$500
8.	Telephone & Fax	Telephone company	Communications by and between Citrine personnel, and other Newco professionals. Communication and occasional emergency document delivery.	$500
9.	Filing and Listing Fees	CNQ, Supreme Court, Securities Commissions	CNQ $10,000 Supreme Court $ 1,000 Securities Commissions $ 3,000	$14,000
10.	Issuance and transfer of Newco and Citrine Shares	Transfer Agent	Transfers shares, records stock transfers, files regulatory report.	$4,000
11.	Miscellaneous	Various vendors	Miscellaneous overlooked or increased costs	$26,000
12.	Total	Various vendors	Estimated Budget (*Line items subject to change)	$150,000
Internal adjustments to this Public Listings Budget may be made By Citrine, in its sole judgment

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OnePak/Citrine Letter of Intent
June 06, 2006

Schedule “C” To Letter of Intent Among Citrine Holdings Limited, and OnePak, Inc.

SHARE STRUCTURE

PROPOSED POST-MONEY, POST-LISTING, FULLY DILUTED, SHARE STRUCTURE BASED ON 20, 000, 000 SHARES ISSUED:

Item Number	Shareholder	Status	No. Shares	Price Per Share	Total Invested	Percentage of Outstanding
1.	OnePak Shareholders	Old Money	11,600,000	$0.00	$0.00	58%
2.	Citrine	Consulting & Shell	2,400, 000	$0.00	Shares for Fee	12%
3.	First Round Accredited Investors	New Money	3,000, 000	$0.50	$1,500,000	15%
4.	First Round Accredited Investors	Warrant Conversion	3,000,000	$0.75	$2,250,000	15%
5.	Total		20,000,000	n/a	$3,750,000	100%

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OnePak/Citrine Letter of Intent
June 06, 2006

Schedule “D” To Letter of Intent Among Citrine Holdings Limited and OnePak, Inc.

PAYMENT SCHEDULE

Payment Number	Payment Due Date	Payor	Payee	Amount in US Dollars
1.	Simultaneously with the execution of this Letter of Intent	OnePak	Citrine	$50,000
2.	Thirty (30) days from the date this Letter of Intent was executed.	OnePak	Citrine	$25,000
3.	Sixty (60) days from the date this Letter of Intent was executed.	OnePak	Citrine	$25,000
4.	Sixty (90) days from the date this Letter of Intent was executed.	OnePak	Citrine	$50,000
5.	Total:	OnePak	Citrine	$150,000

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OnePak/Citrine Letter of Intent
June 06, 2006

PLAN OF ARRANGEMENT

under Section 192 of the

Canada Business Corporations Act

and

ARTICLES OF EXCHANGE

under Nevada Revised Statutes 92A.200

– involving –

CITRINE HOLDINGS LIMITED

– and –

ONEPAK, INC.

– and –

ONEPAK GLOBAL CORPORATION

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto, including any amendments or variations made in or made at the direction of the Court in the Final Order;

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made;

“BCBCA” means the Business Corporations Act (British Columbia), as amended;

“Business Day” means any day on which commercial banks are open for business in both: (i) Las Vegas, Nevada; and (ii) Toronto, Ontario; other than a Saturday or a Sunday;

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate” means the certificate of arrangement giving effect to the arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Citrine” means Citrine Holdings Limited, a corporation existing under the BCBCA;

“Citrine Arrangement Resolution” means the resolution passed, or unanimous written consent adopted by the Board of Directors of Citrine;

“Citrine Common Shares” means the outstanding common shares in the capital of Citrine;

“Citrine Distribution Ratio” means the ratio applicable for determining the pro rata distribution of OnePak Global Reorg Shares to holders of Citrine Common Shares which, when multiplied by the sum of the Citrine Shares, will cause the resulting number of OnePak Global Reorg Shares to comprise 12% of all of the issued and outstanding OnePak Global Reorg Shares immediately following the Arrangement (assuming the exercise of all outstanding options and warrants in respect of Citrine);

“CNQ” means the Canadian Trading and Quotation System Inc.;

“Court” means the Ontario Superior Court of Justice;

“Depositary” means Capital Transfer Agency Inc.;

“Director” means the Director appointed under section 260 of the CBCA;

“Distribution” means the distribution by Citrine to all holders of Citrine Common Shares of OnePak Global Reorg Shares that will be completed by Citrine following the Effective Time under section 3.2, such distribution will be effected on a pro rata basis;

“Effective Date” means the date shown on the Certificate;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement;

“Interim Order” means the interim order of the Court (if any) to the effect that the transactions contemplated in this Plan of Arrangement may be concluded, subject to any conditions set forth in such interim order;

“ITA” means the Income Tax Act (Canada);

“NRS” means those chapters and provisions of the Nevada Revised Statutes which are applicable to corporations incorporated under the laws of the State of Nevada;

“OnePak” means OnePak. Inc., a corporation existing under the laws of the State of Nevada;

“OnePak Arrangement Resolution” means the special resolution passed by the holders of the OnePak Shares at the OnePak Meeting;

“OnePak Common Shares” means the outstanding common shares in the capital of OnePak;

“OnePak Exchange Ratio” with respect to OnePak Common Shares, means an exchange of one (1) OnePak Common Share for one (1) OnePak Global Reorg Share and, with respect to OnePak Preferred Shares, means an exchange of one (1) OnePak Preferred Shares for (1) OnePak Global Reorg Share;

“OnePak Global” means OnePak Global Corporation, a corporation existing under the CBCA, that is a wholly owned subsidiary of Citrine;

“OnePak Global Arrangement Resolution” means the written resolution in lieu of a special resolution passed by Citrine, as sole shareholder of OnePak Global, prior to the Effective Time;

“OnePak Global Common Shares” means the outstanding common shares in the capital of OnePak Global prior to the completion of the Arrangement;

“OnePak Meeting” means the special meeting of the holders of OnePak Common Shares (including any adjournment thereof) and OnePak Preferred Shares convened in accordance with the laws of the State of Nevada to consider, and if deemed advisable, approve the Arrangement;

“OnePak Options” means those outstanding options and warrants to purchase OnePak Common Shares and/or OnePak Preferred Shares, as well as any other rights exchangeable or convertible into such shares, which are outstanding as of the record date for the effectiveness of the Arrangement;

“OnePak Preferred Shares” means the outstanding preferred shares in the capital of OnePak;

“OnePak Shares” means the OnePak Common Shares and the OnePak Preferred Shares, collectively;

“OnePak Global Reorg Shares” means the common shares in the capital of OnePak Global that will be exchanged for OnePak Global Common Shares from and after completion of the Arrangement;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status; and

“Replacement Option” has the meaning ascribed thereto in section 2.2(c).

1.2	Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

ARTICLE 2

ARRANGEMENT

2.1	Effectiveness

This Plan of Arrangement will become effective and will be binding without any further authorization, act or formality on the part of the Court, the Director, Citrine, OnePak Global, OnePak, or the shareholders of any of Citrine, OnePak Global or OnePak, from and after the Effective Time. Other than as expressly provided in Section 2.2, no portion of this Plan of Arrangement shall take effect with respect to any Person until the Effective Time, provided the following conditions have been satisfied:

(a)	the OnePak Global Arrangement Resolution shall have been duly executed by Citrine, as sole shareholder of OnePak Global, in accordance with the CBCA;

(b)	the Citrine Arrangement Resolution shall have been duly adopted by the Board of Directors of Citrine in accordance with the BCBCA;

(c)	approval of this Plan of Arrangement and the transactions hereunder shall have been obtained from the Board of Directors and shareholders of OnePak in accordance with the NRS;

(d)	this Plan of Arrangement shall have been filed as Articles of Exchange with the Secretary State of Nevada;

(e)	the Articles of Arrangement shall have been filed with the Director; and

(f)	the Certificate shall have been issued pursuant to the CBCA.

2.2	Arrangement

Pursuant to the terms and conditions of this Plan of Arrangement, commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)

each outstanding OnePak Global Common Share will be (i) transferred by Citrine, without any act or formality on its part, to OnePak Global for cancellation in exchange for the number OnePak Global Reorg Shares produced by applying the

Citrine Distribution Ratio to the number of OnePak Global Common Shares held by Citrine, (ii) the name of Citrine will be removed from OnePak Global’s register of holders of OnePak Global Common Shares and added to OnePak Global’s register of holders of OnePak Global Reorg Shares and (iii) Citrine will be recorded as the registered holder of the OnePak Global Reorg Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

(b)	each OnePak Share will be (i) transferred by the holder thereof, without any act or formality on his, her or its part, to OnePak Global in exchange for OnePak Global Reorg Shares at the OnePak Exchange Ratio, (ii) the name of each such holder will be removed from OnePak’s register of holders of OnePak Shares and added to OnePak Global’s register of holders of OnePak Global Reorg Shares and (iii) OnePak Global will be recorded as the registered holder of the OnePak Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

(c)	without any act or formality on the part of OnePak Global, OnePak or each holder of a OnePak Option, each OnePak Option shall be exchanged for a an option (a “Replacement Option”) to purchase the same number of OnePak Global Reorg Shares, at the same exercise price as applicable to the OnePak Option so exchanged. The term of expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of each Replacement Option will otherwise be unchanged, and any document or agreement previously evidencing a OnePak Option shall thereafter evidence and be deemed to evidence such Replacement Option; and

(d)	further to the Citrine Arrangement Resolution and without any act or formality on the part of either Citrine or any holder of Citrine Common Shares, the Distribution shall be deemed to be completed such that (i) the OnePak Global Reorg Shares received by Citrine under Section 2.2(b) shall be distributed to the holders of Citrine Common Shares on a pro rata basis in accordance with their respective holdings of Citrine Common Shares and (ii) each such Person who was, immediately prior to the Effective Time, a holder of Citrine Shares shall also be recorded as the registered holder of such number of OnePak Global Reorg Shares as were distributed to such Person pursuant to the Distribution.

ARTICLE 3

CERTIFICATES AND FRACTIONAL SHARES

3.1	Issuance of Certificates in respect of OnePak Shares

At or promptly after the Effective Time, OnePak Global shall deposit with the Depositary, for the benefit of the holders of OnePak Shares who will receive OnePak Global Reorg Shares in connection with the Arrangement, certificates representing the OnePak Global Reorg Shares issued pursuant to section 2.2 upon the exchange of OnePak Shares. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more of the OnePak Shares exchanged for the corresponding number of OnePak Global Reorg Shares under the Arrangement, together with such additional documents and instruments as the Depositary may reasonably require, including such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the laws of the State of Nevada and the by-laws of OnePak, the holder of such surrendered certificate shall he entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of OnePak Global Reorg Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 3.3), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of OnePak Shares that is not registered in the transfer records of OnePak, a certificate representing the proper number of OnePak Global Reorg Shares may be issued to the transferee if the certificate representing such OnePak Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section, each certificate which immediately prior to the Effective Time represented OnePak Shares that were exchanged for OnePak Global Reorg Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing OnePak Global Reorg Shares as contemplated by this section, and (ii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to OnePak Global Reorg Shares as contemplated by section 3.3.

3.2	Issuance of Certificates in respect of Citrine Common Shares

At or promptly after the Effective Time, OnePak Global shall deposit with the Depositary, for the benefit of the holders of Citrine Common Shares who will receive OnePak Global Reorg Shares in connection with the Arrangement and, more particularly, the Distribution, certificates representing the OnePak Global Reorg Shares issued pursuant to section 2.2 upon the exchange of Citrine Common Shares and distributed to holders of Citrine Common Shares pursuant to the Distribution. Promptly following the Effective Time and subject to section 3.4, the Depositary shall distribute to each holder of Citrine Common Shares a certificate representing that number (rounded down to the nearest whole number) of OnePak Global Reorg Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 3.3).

3.3	Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time with respect to OnePak Global Reorg Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding OnePak Shares that were exchanged pursuant to section 2.2. and no other distribution pursuant to section 3.3. unless and until the holder of record of such certificate shall surrender such certificate in accordance with section 3.1. Subject to applicable law, at the time of such surrender of any such certificate, there shall be paid to the record holder of the certificates representing whole OnePak Shares, without interest, (i) the amount payable under section 3.3, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole OnePak Share, and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole OnePak Global Reorg Share.

3.4	No Fractional Shares

As set forth in sections 3.1 and 3.2, no certificates or scrip representing fractional OnePak Global Reorg Shares shall be issued upon the surrender for exchange of certificates pursuant to section 3.1, or Distribution pursuant to section 2.2, and no dividend, stock split or other change in the capital structure of OnePak Global shall give rise to any right to receive a fractional security, and such fractional interests shall not entitle the owner thereof to exercise any rights as a security-holder of OnePak Global in lieu of any such fractional securities. The number of OnePak Global Reorg Shares to be distributed to any holder of shares of OnePak Shares or Citrine Common Shares shall therefore be rounded down to the nearest whole number.

3.5	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Citrine Common Shares or OnePak Shares that were exchanged pursuant to section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash and/or one or more certificates representing the applicable number of OnePak Global Reorg Shares and Citrine Common Shares, as the case may be, and any other payment or instrument due hereunder in respect of the shares represented by the lost, stolen or destroyed certificate. When authorizing any payment or delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing OnePak Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to OnePak Global, OnePak and OnePak Global’s transfer agent in such sum as OnePak Global may direct or otherwise indemnify OnePak Global, OnePak and OnePak Global’s transfer agent in a manner satisfactory to each of them against any claim that may be made against either or both of them with respect to the certificate alleged to have been lost, stolen or destroyed.

3.6	Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding OnePak Shares that were exchanged pursuant to section 2.2 and not deposited, with all other instruments required by section 3.1, on or prior to the third anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of OnePak or OnePak Global. On such date, the OnePak Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to OnePak Global, together with all entitlements to dividends, distributions and interest thereon held for such former registered holder.

3.7	Withholding Rights

OnePak Global, Citrine and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of OnePak Shares, OnePak Global Reorg Shares or Citrine Common Shares, as the case may be, such amounts as any of them is required or permitted to deduct and withhold with respect to such payment under the

IIA, the United States Internal Revenue Code of 1986, in each ease as amended, or any provision of provincial, state, local or foreign tax law, in each case, in each case as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made; provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, each of OnePak Global, OnePak, Citrine and the Depositary is hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to OnePak Global, OnePak, Citrine and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement(s) and OnePak Global. OnePak, Citrine and the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 4

AMENDMENTS; FURTHER ASSURANCES

4.1	Amendments to Plan of Arrangement

(a) Each of the parties to this Plan of Arrangement reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by each of the parties hereto, (iii) if made following the submission of a notice of application for the Interim Order or Final Order, filed with and approved by the Court, and (iv) communicated to holders of OnePak Shares, OnePak Global Reorg Shares and Citrine Common Shares if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Interim Order shall be effective only if it is consented to by each of the parties hereto.

(c) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by agreement between OnePak and Citrine provided that it concerns a matter which, in the reasonable opinion of each of them, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Citrine Common Shares or OnePak Shares immediately prior to the Effective Time.

4.2	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, each of Citrine. OnePak and OnePak Global shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 15th day of May, 2007.

BETWEEN:

OnePak Global Corporation

a company incorporated under the laws of Canada

(hereinafter referred to as the “OPG”)

- and -

OnePak, Inc.

a company incorporated under the laws of Nevada

(hereinafter referred to as the “OP”)

- and -

Citrine Holdings Limited

a company incorporated under the laws of British Columbia

(hereinafter referred to as the “Citrine” and, together with OPG and OP, the

“Parties”, and each individually a “Party”)

WHEREAS:

A. OP and Citrine are party to that certain letter agreement dated June 6, 2006 pursuant to which they agreed to enter into an arrangement agreement and take other steps; and

B. OPG is a wholly owned subsidiary of Citrine.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1.	Each of the Parties represents to the others that:

(a) it is a company duly incorporated under the laws of its jurisdiction of incorporation;

(b) it has the full power and capacity to enter into this Agreement and to carry out all the terms hereof; and

(c) its board of directors has authorized the execution and delivery of this Agreement.

2.	The Parties agree to the terms and conditions of the Plan of Arrangement set forth as Exhibit A hereto (the “Plan of Arrangement”), and further undertake and agree to use their best efforts to cause the steps and transactions described therein to be taken or consummated, as the case may be.

3.	Each party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give such further assurances as shall be necessary or appropriate in connection with the performance of this Agreement and the Plan of Arrangement.

4.	No alteration, amendment, modification or interpretation of any provision of this Agreement shall be binding unless in writing and executed by each of the parties hereto.

5.	Any notice, commitment, election, consent or any communication required or permitted to be given hereunder by either party hereto to the other party, in any capacity (hereinafter called a “Notice”) shall be in writing and shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail return receipt requested, telefaxed or delivered, to the address of such other party hereinafter set forth:

If to OP:	56 Main Street, 2nd Floor
Orleans MA 02653 USA
Attention: Steven V. Andon

Fax Number: 781-998-0335

If to OPG or Citrine:	PO Box 178, 9 Wild Rose Lane
New Castle, NH 03854 USA
Attention: Philip G. Baker

Fax Number: 603 431 1415

or to such substitute address as such party may from time to time direct in writing, and any such Notice shall be deemed to have been received, if mailed, on the date noted on the return receipt, if telefaxed, on the first business day after the date of transmission, and if delivered, upon the day of delivery.

6.	Exhibit A attached to this Agreement is deemed to form part of this Agreement.

7.	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. Section headings and subheadings are inserted for convenience only and are not to be taken into account in interpreting this Agreement.

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8.	This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the Province of Ontario, Canada.

9.	This Agreement shall enure to and be binding upon the parties hereto and their respective successors and assigns.

10.	If one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining terms or provisions hereof shall not be affected or impaired by reason thereof.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their proper officers duly authorized in that behalf.

ONEPAK, INC.

By:
Name: Steven V. Andon
Title: President

ONEPAK GLOBAL CORPORTION

By:
Name: Steven V. Andon
Title: President

CITRINE HOLDINGS LIMITED

By:
Name: Philip G. Baker
Title: Chairman

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EXHIBIT A

PLAN OF ARRANGEMENT

(See attached.)